MARCUM
ACCOUNTANTS ▲ ADVISORS

April 7, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by ZyVersa Therapeutics, Inc. under Item 4.01 of its Form 8-K dated April 7, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of ZyVersa Therapeutics, Inc. contained therein.

Very truly yours,

Marcum LLP

Marcum LLP

s:\business\word_processing\common\finalized\zyversa therapeutics, inc\2025\letters\191256 form 8-k - chge of accountants 040725.doc